411 108th Ave NE " Bellevue, Washington 98004 " Telephone 425. 372.3200 " Facsimile 425. 372.3800

April 18, 2005

Matthew Stepka

2728 Gough Street, #4

San Francisco, CA 94123

Dear Matt:

We are delighted to extend you an offer to be Vice President, Pharmacy Services at drugstore.com*, starting no later than May 15, 2005.

We are offering you an annual salary of $200,000, which will be paid every two weeks in accordance with the Company's standard payroll policies. During 2005, you will be eligible to receive an annual target bonus of an amount ranging from 0% to 25% of your annual salary, based on the achievement of pre-determined performance objectives. Executive bonus compensation for subsequent years will be determined by the Board of Directors and CEO. Your compensation package will be reviewed annually. Other company-provided benefits, for which you are eligible, including health and welfare benefits, will be reviewed with you in detail on your first day of employment. With respect to vacation accrual, you will accrue 4 weeks of vacation per year.

At the start of your employment, you will be eligible for an option (the "Option") to purchase 225,000 shares of drugstore.com common stock (the "Option Shares"). Your Option will be granted by a committee of the board of directors as soon as practicable after you commence employment. Your vesting commencement date will be your first day of employment. The exercise price of the Option Shares will be determined by the committee and will be based upon fair market value on the Friday after you commence employment. The vesting schedule will be no less generous than that offered to new employees today (20% vest at 6 months and the remaining vesting quarterly for the 3.5 years following the initial vesting date). The Option will be subject to the terms of the Company's 1998 Stock Option Plan and the related Stock Option Agreement between you and drugstore.com*.

In order to assist you with your relocation to the Seattle area, we will be providing a $20,000 relocation bonus to you. This bonus will be paid at the first payroll after you commence employment with the company.

This offer is contingent upon your completion of our standard form Confidentiality and Inventions Agreement and employment application prior to commencing employment, copies of which are enclosed with this letter. If you have any questions about this agreement, please call us. This offer is also contingent upon the successful completion of a background check. The results must be reviewed and accepted by drugstore.com in accordance with our guidelines prior to your start date as stated in this offer letter. If the results are unacceptable, this offer will be rescinded.

Throughout your employment with drugstore.com, you will be an at-will employee. This means that you may terminate your employment with drugstore.com at any time with or without cause, and with or without notice. Similarly, drugstore.com may terminate your employment at any time, with or without cause, and with or without notice. Your at-will employment status may not be orally altered by any drugstore.com employee, and may be altered in writing only by the CEO of the Company.

Congratulations! All of us at drugstore.com are very excited that you're joining the team and look forward to a beneficial and rewarding relationship. Kindly indicate your consent to the terms in this offer letter by signing and returning a copy to us at your earliest convenience.

Sincerely,

/s/ Dawn Lepore

Dawn Lepore

Chief Executive Officer

Agreed and Accepted: /s/ Matthew Stepka Date: April 21, 2005 Matthew Stepka

*drugstore.com and/or its affiliates and subsidiaries